EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Expands in Nevada with Acquisition of

White Rock Project

Coeur d’ Alene, Idaho – January 13, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (Timberline” or the “Company”) today reported that it has entered into an agreement with an arms-length party, by way of a mining lease-option to purchase agreement, to acquire a 100% interest in the White Rock Project located in north-eastern Elko County, Nevada.

The White Rock Property is an exploration project encompassing a large low grade structurally controlled sediment-hosted Carlin type gold system. Past exploration drilling during the period 1988-1994 validated widespread gold mineralization within the property, and included the following significant drill intercepts:

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240 ft @ 0.012 opt gold,  (73.2 m @ 0.4 g/t),

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225 ft @ 0.015 opt gold,  (68.5 m@ 0.5 g/t),

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90 ft @ 0.015 opt gold,  (27.4 m @ 0.5 g/t),

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40 ft @ 0.023 opt gold, (12.2 m @ 0.8 g/t).

Surface rock chip sampling within the property has also revealed anomalous gold values, with the best surface sample grading 0.45 opt gold (15.4 g/t).  A number of significant targets remain untested at depth within favorable host rock stratigraphy.

The terms of the agreement to earn a 100% interest include a series of advance royalty payments, ranging from US$20,000 to US$50,000 annually; a 3% Net Smelter Royalty (which can be bought down to 2% for US$1,000,000); and an option to purchase all claims comprising the propertyfor US$100,000.

For 2011, Timberline is planning a work program at White Rock to include geologic mapping, rock chip geochemical sampling, geophysics, and permitting in anticipation of a summer 2011 surface drill program. The program design will expand on the historic drill results, test bulk tonnage mineralization along structural corridors, and test target areas at depth for higher grades and typical disseminated gold mineralization. The White Rock Property, which has remained largely untested in recent years, represents an excellent example of an opportunity for a systematic program of work to properly advance the project.

Paul Dircksen, Executive Chairman of Timberline said: “We have been consistent in stating our goal of acquiring additional properties, with particular emphasis in Nevada as a follow-on to our flagship South Eureka Property.  This option agreement is a first step in our new project development pipeline.  The White Rock Project meets our criteria of an exploration property of merit that we believe will benefit from a systematic exploration methodology to better understand the potential for economic gold mineralization.”

About Timberline Resources

Timberline is a U.S.-based exploration/development company with a focus on advanced-stage precious metals properties.  The Company’s management team has a solid track record of achievement in building successful companies and discovering, exploring, and developing economic mineral deposits.  Currently, Timberline is executing an aggressive exploration program at its South Eureka Property, a large drill-tested and highly prospective property in Nevada’s Battle Mountain – Eureka gold trend.  In addition, Timberline has two other business units.  The Company has a 50% carried-to-production interest at the Butte Highlands Joint Venture which is currently in development and targeted to begin gold production in early 2012, where the Company has also undertaken additional surface drilling to test the extent of the mineralized zone.  Timberline also has a wholly-owned subsidiary, Timberline Drilling, which provides cash flow to the Company from its underground and surface drilling operations at operating mines and advanced development and exploration projects.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted dates for the South Eureka technical report and PEA, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, Executive Chairman

Randy Hardy, CEO
Phone: 208.664.4859

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